Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN ACHIEVES DOUBLE-DOUBLE, REPORTS 2017
RESULTS, AND PROVIDES FORWARD GUIDANCE

MIAMI – January 24, 2018 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported 2017 US GAAP and adjusted earnings of $7.53 per share — beating the Double-Double EPS target and the mid-point of previous guidance by $0.75 and $0.16, respectively.  In addition, the company announced that 2018 adjusted earnings are expected to be in the range of $8.55 to $8.75 per share.

KEY HIGHLIGHTS

Full Year 2017:
➢
US GAAP and Adjusted Net Income were $1.63 billion or $7.53 per share.  Last year, US GAAP Net Income was $1.28 billion, or $5.93 per share, and Adjusted Net Income was $1.31 billion, or $6.08 per share.

➢	Gross Yields were up 5.7% on a Constant-Currency basis (up 5.9% As-Reported). Net Yields were up 6.4% on a Constant-Currency basis (up 6.5% As-Reported).
➢	Gross Cruise Costs per APCD increased 1.9% on a Constant-Currency and As-Reported basis. Net Cruise Costs ("NCC") excluding Fuel per APCD were up 2.0% on a Constant-Currency and As-Reported basis.
Full Year 2018 Outlook:
➢	Adjusted earnings are expected to be in the range of $8.55 to $8.75 per share.
➢	Net Yields are expected to increase 1.5% to 3.5% on a Constant-Currency basis (up 2.75% to 4.75% As-Reported).
➢	NCC excluding Fuel per APCD are expected to be up 1.5% to 2.0% on a Constant-Currency basis (up 2.0% to 2.5% As-Reported).

FULL YEAR 2017

US GAAP and Adjusted Net Income for the year were $1.63 billion or $7.53 per share.  This result beat the January 2017 mid-point guidance by $0.53 or $115 million and equates to a 23.8% year-over-year growth in earnings per share.  This result was achieved despite an unusually ferocious hurricane season which hurt earnings by approximately $55 million or $0.26 per share.

"Our teams worked hard to achieve the Double-Double goals and now they have done it", said Richard D. Fain, chairman and CEO.  "Each of the brands performed excellently during the past year raising their guest satisfaction and employee engagement scores to new heights.  This augurs well as we focus on our previously announced 20/20 Vision."

Net Yields increased 6.4% on a Constant-Currency basis versus 3.9% in 2016.  A combination of strong demand for our North American and European products as well as our onboard offerings drove the impressive growth rate.

NCC excluding Fuel per APCD were up 2.0% on a Constant–Currency basis mainly driven by investments in revenue generating activities, relief efforts due to the hurricanes and payroll related incentives.

 "We started the year very well positioned to achieve our Double-Double goals, and 2017 ended up being exceptionally good, resulting in the company exceeding these goals," said Jason T. Liberty, executive vice president and CFO.  "Strong demand trends for cruising coupled with disciplined cost management helped deliver another record year for the company."

FOURTH QUARTER RESULTS

US GAAP and Adjusted Net Income for the fourth quarter were $288.0 million or $1.34 per share.  Last year, US GAAP and Adjusted Net Income were $261.1 million or $1.21 per share and $264.7 million, or $1.23 per share.
Gross Yields were up 4.1% on a Constant-Currency basis.  Net Yields were up 3.9% on a Constant-Currency basis, beating the mid-point of the guidance by 165 basis points.  Strong close-in demand for our core products combined with better than expected onboard spend drove the outperformance.
Gross Cruise Costs per APCD increased 5.6% on a Constant-Currency basis.  Net Cruise Costs ("NCC") excluding Fuel per APCD were up 8.7% on a Constant-Currency basis.

Thank-you, Thank-you Bonus
As previously stated the company has now successfully completed the Double-Double — earnings per share have more than doubled during the Double-Double period and ROIC has risen above 10%.  This success has been possible due to the passion and commitment of our people and the company has decided to give them a surprise bonus for their Double-Double efforts.
Today, the company announced that it will give a bonus to every one of its 66,000 employees equal to 5% of their salary, excluding corporate officers. This Thank-you, Thank-you Bonus will be in the form of equity grants vesting over 3 years, thus giving every employee a stake in the company's future success.  The Thank-you, Thank-you Bonus totals approximately $80 million.  It will also include major upgrading of crew facilities and recreation areas.
"Our people are what make our business," said Richard D. Fain, chairman and CEO.  "We wanted to show our appreciation in a tangible way and we wanted it to reach every employee regardless of level in the organization.  It was our way of saying thanks a million; in fact, thanks 80 million."

FULL YEAR 2018
The company's booked position for 2018 is better than last year's record high and at higher rates.  North American and European consumers continue to drive strong demand for all of our main products.  These trends, coupled with strong onboard spend and a positive outlook for our Asia Pacific products, are positioning the company for a 9th consecutive year of yield growth.
We are also very excited about the 2018 introduction of both Symphony of the Seas and Azamara Pursuit in Europe, in April and August respectively, and the introduction of Celebrity Edge in Fort Lauderdale in November.  These new ships will be important contributors to 2018 yield growth.
The company expects a Net Yield increase in the range of 1.5% to 3.5% on a Constant-Currency basis and 2.75% to 4.75% on an As-Reported basis for the full year.
"Our yields are increasing on top of an exceptional 6.4% Net Yield growth experienced in 2017," said Jason T. Liberty, executive vice president and CFO.  "This is quite extraordinary and a testament to the strength in the demand for cruising and our brands."
NCC excluding Fuel are expected to be up 1.5% to 2.0% on a Constant-Currency and 2.0% to 2.5% on an As-Reported basis.
Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company estimates 2018 Adjusted EPS will be in the range of $8.55 to $8.75 per share.

FIRST QUARTER 2018
Net Yields are expected to increase 3.0% to 3.5% on a Constant-Currency basis and approximately 5.5% As-Reported.

NCC excluding Fuel per APCD for the quarter are expected to be up approximately 10.0% on a Constant-Currency basis (up approximately 11.0% As-Reported).  Operating costs for the full year show continued good discipline, although the cadence of costs between quarters will vary. Costs in the first quarter are expected to be higher driven by more drydock days, fewer APCDs and the lapping of hardware changes.
Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be approximately $0.95 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $162 million and $675 million of fuel expense in its first quarter and full year 2018 guidance, respectively.
Forecasted consumption is 50% hedged via swaps for 2018 and 46%, 36%, 14% and 0% hedged for 2019, 2020, 2021 and 2022, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $441, $331, $340, $351 and $0, respectively.

The company provided the following fuel statistics for the first quarter and full year 2018:
FUEL STATISTICS	First Quarter 2018	Full Year 2018
Fuel Consumption (metric tons)	324,400	1,350,100
Fuel Expenses	$162 million	$675 million
Percent Hedged (fwd consumption)	50%	50%
Impact of 10% change in fuel prices	$9 million	$38 million

In summary, the company provided the following guidance for the first quarter and full year 2018:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2018
Net Yields	Approx.5.5%	3.0% to 3.5%
Net Cruise Costs per APCD	Approx.8.5%	Approx.7.5%
Net Cruise Costs per APCD ex. Fuel	Approx.11.0%	Approx.10.0%
Full Year 2018
Net Yields	2.75% to 4.75%	1.5% to 3.5%
Net Cruise Costs per APCD	1.0% to 1.5%	0.5% to 1.0%
Net Cruise Costs per APCD ex. Fuel	2.0% to 2.5%	1.5% to 2.0%

GUIDANCE	First Quarter 2018	Full Year 2018
Capacity change	(3.9%)	3.9%
Depreciation and Amortization	$245 to $250 million	$1,053 to $1,063 million
Interest Expense, net	$59 to $63 million	$280 to $290 million
Adjusted EPS	Approx.$0.95	$8.55 to $8.75

SENSITIVITY	First Quarter 2018	Full Year 2018
1% Change in Currency	$4 million	$18 million
1% Change in Net Yield	$16 million	$75 million
1% Change in NCC ex Fuel	$10 million	$38 million
100 basis pt. Change in LIBOR	$5 million	$30 million

Exchange rates used in guidance calculations
GBP	$1.38
AUD	$0.80
CAD	$0.80
CNH	$0.16
EUR	$1.23
LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2017, liquidity was $2.2 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for 2018, 2019, 2020, 2021 and 2022 are $1.2 billion, $0.8 billion, $1.3 billion, $0.7 billion and $1.4 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2018, 2019, 2020, 2021 and 2022 are $3.4 billion, $2.1 billion, $2.5 billion, $2.5 billion and $2.9 billion, respectively.  Capacity changes for 2018, 2019, 2020, 2021 and 2022 are expected to be 3.9%, 6.9%, 4.0%, 7.7% and 8.0%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings Per Share ("Adjusted EPS")
Represents Adjusted Net Income divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, the net gain related to the 51% sale of the Pullmantur and CDF Croisières de France ("CDF") brands, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.  For the year ended December 31, 2016, APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel on a "Constant-Currency" basis – i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year program designed to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we targeted Adjusted EPS of $6.78 in 2017 (double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs ("NCC") and NCC excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.  Net Cruise Costs excludes the net gain related to the 51% sale of the Pullmantur and CDF brands, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. Net Yields excludes initiative costs related to the sale of the Pullmantur and CDF brands.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see "Adjusted Measures of Financial Performance" below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a 36% shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 49 ships with an additional thirteen on order as of December 31, 2017.  They operate diverse itineraries around the world that call on approximately 540 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2017 and beyond and expectations regarding the timing and results of our 20/20 Vision initiatives.  Words such as "anticipate," "believe," "could," "driving," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "will," "would," and similar expressions are intended to help identify forward-

looking statements.  Forward-looking statements reflect management's current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions "Risk Factors" in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.  We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Passenger ticket revenues	$1,420,410	$1,354,670	$6,313,170	$6,149,323
Onboard and other revenues	584,057	554,933	2,464,675	2,347,078
Total revenues	2,004,467	1,909,603	8,777,845	8,496,401
Cruise operating expenses:
Commissions, transportation and other	302,994	289,286	1,363,170	1,349,677
Onboard and other	100,080	93,819	495,552	493,558
Payroll and related	216,129	210,936	852,990	882,891
Food	123,659	113,914	492,857	485,673
Fuel	172,204	182,393	681,118	713,676
Other operating	230,635	232,903	1,010,892	1,090,064
Total cruise operating expenses	1,145,701	1,123,251	4,896,579	5,015,539
Marketing, selling and administrative expenses	311,059	256,307	1,186,016	1,108,742
Depreciation and amortization expenses	240,358	233,203	951,194	894,915
	1,697,118	1,612,761	7,033,789	7,019,196
Operating Income	307,349	296,842	1,744,056	1,477,205
Other income (expense):
Interest income	13,345	5,981	30,101	20,856
Interest expense, net of interest capitalized	(69,800)	(80,567)	(299,982)	(307,370)
Equity investment income	35,888	33,518	156,247	128,350
Other income (expense) (including a $21.7 million loss related to the first quarter 2016 elimination of the Pullmantur reporting lag)	1,257	5,312	(5,289)	(35,653)
	(19,310)	(35,756)	(118,923)	(193,817)
Net Income	$288,039	$261,086	$1,625,133	$1,283,388

Earnings per Share:
Basic	$1.35	$1.22	$7.57	$5.96
Diluted	$1.34	$1.21	$7.53	$5.93

Weighted-Average Shares Outstanding:
Basic	213,831	214,588	214,617	215,393
Diluted	215,085	215,591	215,694	216,316

Comprehensive Income
Net Income	$288,039	$261,086	$1,625,133	$1,283,388
Other comprehensive income (loss):
Foreign currency translation adjustments	3,097	(6,061)	17,307	2,362
Change in defined benefit plans	697	10,512	(5,583)	(1,636)
Gain on cash flow derivative hedges	188,835	156,599	570,495	411,223
Total other comprehensive income	192,629	161,050	582,219	411,949

Comprehensive Income	$480,668	$422,136	$2,207,352	$1,695,337

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016(1)
Passengers Carried	1,397,262	1,389,603	5,768,496	5,754,747
Passenger Cruise Days	9,933,493	9,883,509	40,033,527	40,250,557
APCD	9,284,160	9,340,963	36,930,939	37,844,644
Occupancy	107.0%	105.8%	108.4%	106.4%

(1) Does not include November and December 2015 amounts for Pullmantur as the net Pullmantur result for those months was included within Other income (expense) in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2016, as a result of the elimination of the Pullmantur reporting lag, and did not affect Gross Yields, Net Yields, Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel. Additionally, effective August 2016, we no longer include Pullmantur Holdings in these amounts.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$120,112	$132,603
Trade and other receivables, net	318,641	291,899
Inventories	111,393	114,087
Prepaid expenses and other assets	193,562	209,716
Derivative financial instruments	99,320	—
Total current assets	843,028	748,305
Property and equipment, net	19,735,180	20,161,427
Goodwill	288,512	288,386
Other assets	1,429,597	1,112,206
	$22,296,317	$22,310,324

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,188,514	$1,285,735
Accounts payable	360,113	305,313
Accrued interest	47,469	46,166
Accrued expenses and other liabilities	903,022	692,322
Derivative financial instruments	47,464	146,592
Customer deposits	2,243,682	1,965,473
Total current liabilities	4,790,264	4,441,601
Long-term debt	6,350,937	8,101,701
Other long-term liabilities	452,813	645,610

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,198,901 and 234,613,486 shares issued, December 31, 2017 and December 31, 2016, respectively)	2,352	2,346
Paid-in capital	3,390,117	3,328,517
Retained earnings	9,022,405	7,860,341
Accumulated other comprehensive loss	(334,265)	(916,484)
Treasury stock (21,861,308 and 20,019,237 common shares at cost, December 31, 2017 and December 31, 2016, respectively)	(1,378,306)	(1,153,308)
Total shareholders' equity	10,702,303	9,121,412
	$22,296,317	$22,310,324

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2017	2016
Operating Activities
Net income	$1,625,133	$1,283,388
Adjustments:
Depreciation and amortization	951,194	894,915
Net deferred income tax expense	1,730	2,608
Share-based compensation expense	69,459	32,659
Equity investment income	(156,247)	(128,350)
Amortization of debt issuance costs	45,943	52,795
Gain on sale of property and equipment	(30,902)	—
(Gain) loss on derivative instruments not designated as hedges	(61,704)	45,670
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(32,043)	4,759
Decrease (increase) in inventories	2,424	(1,679)
Decrease in prepaid expenses and other assets	20,859	11,519
Increase in accounts payable	36,780	29,564
Increase in accrued interest	1,303	7,841
Increase in accrued expenses and other liabilities	34,215	20,718
Increase in customer deposits	274,705	188,632
Dividends received from unconsolidated affiliates	109,677	75,942
Other, net	(17,960)	(4,291)
Net cash provided by operating activities	2,874,566	2,516,690
Investing Activities
Purchases of property and equipment	(564,138)	(2,494,363)
Cash received (paid) on settlement of derivative financial instruments	63,224	(213,202)
Investments in and loans to unconsolidated affiliates	(10,396)	(9,155)
Cash received on loans to unconsolidated affiliates	62,303	38,213
Proceeds from sale of property and equipment	230,000	—
Other, net (2)	5,415	(46,385)
Net cash used in investing activities	(213,592)	(2,724,892)
Financing Activities
Debt proceeds	5,866,966	7,338,560
Debt issuance costs	(51,590)	(88,241)
Repayments of debt	(7,835,087)	(6,365,570)
Purchase of treasury stock	(224,998)	(299,960)
Dividends paid	(437,455)	(346,487)
Proceeds from exercise of common stock options	2,525	2,258
Other, net	3,843	3,249
Net cash (used in) provided by financing activities	(2,675,796)	243,809
Effect of exchange rate changes on cash	2,331	(24,569)
Net (decrease) increase in cash and cash equivalents	(12,491)	11,038
Cash and cash equivalents at beginning of year	132,603	121,565
Cash and cash equivalents at end of year	$120,112	$132,603
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$249,615	$256,775

Non-Cash Investing Activities
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$139,644	$—
Notes receivable issued upon sale of property and equipment	$20,409	$213,042

(2)Amount includes $26.0 million in 2016 related to cash included in the divestiture of our 51% interest in Pullmantur Holdings.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended December 31,			Year Ended December 31,
	2017	2017 On a Constant Currency Basis	2016	2017	2017 On a Constant Currency Basis	2016
Passenger ticket revenues	$1,420,410	$1,394,673	$1,354,670	$6,313,170	$6,302,600	$6,149,323
Onboard and other revenues	584,057	580,483	554,933	2,464,675	2,462,531	2,347,078
Total revenues	2,004,467	1,975,156	1,909,603	8,777,845	8,765,131	8,496,401
Less:
Commissions, transportation and other	302,994	298,369	289,286	1,363,170	1,361,001	1,349,677
Onboard and other	100,080	99,473	93,819	495,552	493,790	493,558
Net Revenues including other initiative costs	1,601,393	1,577,314	1,526,498	6,919,123	6,910,340	6,653,166
Less:
Other initiative costs included within Net Revenues	—	—	(387)	—	—	(2,230)
Net Revenues	$1,601,393	$1,577,314	$1,526,885	$6,919,123	$6,910,340	$6,655,396

APCD	9,284,160	9,284,160	9,340,963	36,930,939	36,930,939	37,844,644
Gross Yields	$215.90	$212.74	$204.43	$237.68	$237.34	$224.51
Net Yields	$172.49	$169.89	$163.46	$187.35	$187.12	$175.86

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,			Year Ended December 31,
	2017	2017 On a Constant Currency Basis	2016	2017	2017 On a Constant Currency Basis	2016
Total cruise operating expenses	$1,145,701	$1,137,883	$1,123,251	$4,896,579	$4,891,324	$5,015,539
Marketing, selling and administrative expenses (3)	311,059	308,628	254,482	1,186,016	1,189,694	1,100,290
Gross Cruise Costs	1,456,760	1,446,511	1,377,733	6,082,595	6,081,018	6,115,829
Less:
Commissions, transportation and other	302,994	298,369	289,286	1,363,170	1,361,001	1,349,677
Onboard and other	100,080	99,473	93,819	495,552	493,790	493,558
Net Cruise Costs including other initiative costs	1,053,686	1,048,669	994,628	4,223,873	4,226,227	4,272,594
Less:

Net gain related to the sale of Pullmantur and CDF Croisières de France brands included within other operating expenses	—	—	—	—	—	(3,834)

Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	—	—	1,360	—	—	2,433
Net Cruise Costs	1,053,686	1,048,669	993,268	4,223,873	4,226,227	4,273,995
Less:
Fuel(4)	172,204	172,203	182,393	681,118	681,114	713,252
Net Cruise Costs Excluding Fuel	$881,482	$876,466	$810,875	$3,542,755	$3,545,113	$3,560,743

APCD	9,284,160	9,284,160	9,340,963	36,930,939	36,930,939	37,844,644
Gross Cruise Costs per APCD	$156.91	$155.80	$147.49	$164.70	$164.66	$161.60
Net Cruise Cost per APCD	$113.49	$112.95	$106.33	$114.37	$114.44	$112.94
Net Cruise Costs Excluding Fuel per APCD	$94.94	$94.40	$86.81	$95.93	$95.99	$94.09

(3) For the quarter and year ended December 31, 2016, amounts do not include restructuring charges of $1.8 million and $8.5 million, respectively.
(4) For the year ended December 31, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur's Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income	$288,039	$261,086	$1,625,133	$1,283,388
Adjusted Net income	288,039	264,658	1,625,133	1,314,689
Net Adjustments to Net Income- Increase	$—	$3,572	$—	$31,301
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$—	$21,656
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	—	—	(3,834)
Restructuring charges	—	1,825	—	8,452
Other initiative costs	—	1,747	—	5,027
Net Adjustments to Net Income- Increase	$—	$3,572	$—	$31,301

Earnings per Share - Diluted	$1.34	$1.21	$7.53	$5.93
Adjusted Earnings per Share - Diluted	1.34	1.23	7.53	6.08
Net Adjustments to Net Income- Increase	$—	$0.02	$—	$0.15

Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$—	$0.10
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	—	—	(0.01)
Restructuring charges	—	0.01	—	0.04
Other initiative costs	—	0.01	—	0.02
Net Adjustments to Net Income- Increase	$—	$0.02	$—	$0.15

Weighted-Average Shares Outstanding - Diluted	215,085	215,591	215,694	216,316